Exhibit 6


                     Amendment No. 3 to the Rights Agreement
                     ---------------------------------------


         This Amendment, dated as of October 10, 1996, amends the Common Stock Rights Agreement dated as of September 30, 1990, as amended by the First Amendment thereto dated as of March 22, 1993 and the Second Amendment thereto dated as of December 21, 1993 (the "Rights Agreement"), between Koger Equity, Inc., a Florida corporation (the "Company"), and First Union National Bank of North Carolina, as successor Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, on September 30, 1990 the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Common Stock; and

         WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date; and

         WHEREAS, the Distribution Date has not occurred; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors have unanimously approved an amendment of certain provisions of the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(v) is amended by adding to the end thereof the following:

                  "; and collectively (x) AP-KEI Holdings, LLC, a Delaware limited liability company ("Apollo"), and its Affiliates (as that term is defined in the Stock Purchase Agreement dated as of October 10, 1996 between the Company and Apollo (the "Stock Purchase Agreement")), only so long as neither Apollo nor any of its Affiliates (as defined in the Stock Purchase Agreement) is the Beneficial Owner (as defined in the Stock Purchase Agreement) of any Prohibited Security (as defined in the Stock Purchase Agreement) and (y) any person who is an Affiliate of Apollo to the extent that

                                       -1-

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         such Affiliate would be an Acquiring Person as a result of Beneficially
         Owning any Permitted Securities (as defined in the Stock Purchase Agreement)."


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed as of the day and year first above written.

                                     KOGER EQUITY, INC.


                                     By:         s/Victor A. Hughes, Jr.
                                                 -----------------------
                                                 Title: Chairman of the Board


Attest:


By:         s/W. Lawrence Jenkins
            ---------------------
            Secretary




                                     FIRST UNION NATIONAL BANK OF
                                      NORTH CAROLINA


                                     By:         Eleanor G. Autry
                                                 ----------------
                                                 Title: Vice President


                                       -3-

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